Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Old Line Bancshares, Inc.
Bowie, Maryland

We hereby consent to the incorporation by reference in the registration statements (No. 333-113097, 333-111587, 333-116845 and 333-168291) on Form S-8 of Old Line Bancshares, Inc. of our report dated March 22, 2012 relating to the consolidated financial statements of Old Line Bancshares, Inc. included in the Form 10-K for the year ended December 31, 2011.

ROWLES & COMPANY, LLP

Baltimore, Maryland
March 23, 2012

101 E. Chesapeake Avenue, Suite 300, Baltimore, Maryland 21286
410-583-6990   FAX:  410-583-7061
Website:  www.Rowles.com